EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Fourth Quarter 2017 Conference Call
March 2, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter of 2017 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on March 1, 2018 and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter of 2017 with the fourth quarter of 2016.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s results. We are extremely pleased with our most recent quarter’s performance. Our fourth quarter comparable RevPAR growth for all hotels was 3.9%, while comparable RevPAR growth for all hotels not under renovation was 5.8%. These results were a significant improvement from our third quarter performance and are a reflection of the benefits of our more diversified, high quality lodging portfolio and the efforts of our management team. For the quarter, we reported AFFO per share of $0.24, a 50% increase over the prior year quarter. Additionally, we reported adjusted EBITDA of $92.4 million for the quarter, an increase of 10% over the prior year quarter. We generated impressive Hotel EBITDA flow throughs of approximately 60% and a Hotel EBITDA margin increase of 82 basis points for all hotels, while all hotels not under renovation experienced a 144 basis point increase in Hotel EBITDA margin for the quarter. Lastly, regarding operating performance we succeeded in growing our RevPAR penetration index for the fourth consecutive year, which is quite an accomplishment. Jeremy will have more to say later about achieving these impressive stats.

This management team has a track record of diligently seeking to maximize long term shareholder value. Our exceptionally high insider ownership of 19%, which is approximately six times the peer average, establishes a strong financial alignment with our shareholders and incentivizes us to excel in achieving the highest possible returns for our investors.

Our strategy remains focused on our effort to enhance shareholder value. Here’s a refresher on why we do what we do, which we think separates us from our peers. We will continue to own and acquire predominantly upper upscale full-service hotels at a RevPAR of generally less than two times the national average, or approximately $166. We are not purposefully chasing the highest RevPAR hotels because we see tradeoffs in RevPAR and yield. Furthermore, we see a wider array of transaction opportunities for these types of hotels at more attractive pricing, oftentimes with the ability to add value or convert to franchised hotels. Switching to dispositions, we believe selling hotels is an economic strategy to enhance value, not simply to achieve a stated portfolio objective. As a result, our asset sales are financially calibrated. By this I mean, we are both opportunistic and measured in our actions.

For example, if we can sell a hotel at an exceptionally high water mark multiple, then often times we should do that, just as we did in 2017 when we sold the Crown Plaza Ravinia hotel with an $84 RevPAR for a 5.6% cap rate. Alternatively, when it comes to other asset sales we need to evaluate the potential receipt of net proceeds in light of other factors such as our existing excess cash balance, deals that we may have in the pipeline to redeploy the capital, and impact on our financial metrics which I will discuss a little later. This is what I mean by financial calibration.

As for our balance sheet, we target net debt to gross assets of 55% to 60% because we believe in the benefits of an appropriate amount of non-recourse debt to enhance equity returns. We have generally run near this leverage level consistently since our IPO 15 years ago, through up and down cycles. Recently, we have been more active refinancing our existing loans and you should expect us to do even more in the near term to push out maturity dates and to capitalize on the recent tightening of very competitively priced spreads for CMBS loans.

We seek to maintain a cash and cash equivalents balance between 25% to 35% of our equity market capitalization for financial flexibility. At the end of the year this totaled $459 million in net working capital, equating to approximately $3.92 per share. We believe this excess cash balance provides a hedge in uncertain economic times as well as providing dry powder to capitalize on attractive investment opportunities as they arise.

Due to the high correlation of lodging REIT performance relative to the economy, we believe it is essential to be highly skilled and nimble when it comes to capital markets execution. We spend a substantial amount of effort analyzing and focusing on these decisions because they are instrumental in creating shareholder value. I would put our team up against the best of our peers when you consider how well we have demonstrated our skillset and market timing over the years when it has come to share issuance, buybacks and refinancings. We seek to continue to optimize these financial strategies. In fact, during the fourth quarter, and subsequent to year-end, we completed several capital markets transactions that created additional value by significantly reducing our financing costs. First, we issued a new series of preferred stock during a favorable market window and used the proceeds from that raise to retire other higher coupon preferred which will save us approximately $700,000 annually in preferred dividend payments. Second, we completed the refinancings of the Hilton Boston Back Bay hotel, along with a 17-hotel portfolio as well as an 8-hotel portfolio, for a combined total of $919 million. On these three refinancings, we were able to significantly lower our spread by approximately 211 basis points and in doing so we expect to realize annual interest and principal payments savings of approximately $19 million compared to the prior loan terms. When combined with the preferred raises, redemptions, and the previous refinancings we completed during the year we expect total annual savings to be approximately $21 million. This is significant and we hope to see more refinancing opportunities ahead in 2018. Deric will go into more detail on these transactions later, but they are yet another example of how this management team looks for every opportunity to drive value in our platform.

With regards to new hotel investment activity, we believe we have been a good manager of shareholder’s capital. While it was frustrating in 2017 to be sitting on so much excess cash and not able to put it work to grow EBITDA, the simple fact is that we did not see a good selection of hotels to buy given a weak deal pipeline last year. The few investment opportunities we saw in the market in many cases seemed overpriced to us, and did not achieve various financial metrics or share price accretion goals. We do not grow for growth’s sake, instead we seek to achieve growth that is accretive to shareholder returns. Looking ahead into 2018, we are beginning to see more investment opportunities with a growing pipeline of deals hitting the market. However, it still remains a competitively bid market. Therefore, you should expect us to continue being selective and disciplined on deals as we balance expected returns, underwritten growth, and our cost of capital.

At the same time, as part of our strategy, we will continue to be financially calibrated in our decisions to sell hotels. Factors that go into our decision are items such as: RevPAR and growth, future capex spend and ROI, debt metrics and loan release provisions, net proceeds redeployment opportunities, and overall impact on EBITDA. In February of this year, we closed on the sale of the 136-room Springhill Suites Glen Allen in Glen Allen, VA for approximately $10.9 million. The trailing 12-month all-in cap rate on this sale, when taking into account a sizable expected capex spend, was a very compelling 7.4% for an asset with a trailing twelve month RevPAR of $72. After repayment of allocated debt along with a premium paydown release provision on the remaining loan pool, not defeasance, we netted approximately $2.8 million in excess proceeds.

Looking ahead to 2018, industry analyst STR is forecasting positive RevPAR growth of 2.7% as demand growth is forecast to once again outstrip supply growth. Recent forecasts from CBRE have suggested a cyclical peak for lodging supply in late 2018-early 2019. Furthermore, a recent survey of hotel lenders indicates a significant decrease in the percentage of lenders willing to finance hotel construction. On the other hand we expect to see the impact of cost increases on margins going forward, despite the fact we showed healthy growth this quarter. With our high-quality, well-diversified portfolio along with a skilled management team that is aligned with our shareholders, we believe we are well positioned to outperform our peers.

Finally, we are focused on our investor outreach efforts in 2018. To that end, we recently announced an interactive modeling section of our website that allows analysts and investors to easily download our historical financial statements to assist in the creation of financial models on the Company. We are looking forward to our upcoming plans to get out on the road more with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust.

I will now turn the call over to Deric to review our fourth quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the fourth quarter of 2017, we reported a net loss attributable to common stockholders of $47.7 million or $0.50 per diluted share. For the full year of 2017, we reported a net loss attributable to common stockholders of $122.6 million or $1.30 per diluted share.
For the quarter, we reported AFFO per diluted share of $0.24 compared with $0.16 for the prior year quarter, reflecting a 50% growth rate over the prior year quarter. For the full year of 2017, we reported AFFO per diluted share of $1.37 compared with $1.51 for the full year of 2016.
Adjusted EBITDA totaled $92.4 million for the quarter compared with $84.1 million for the prior year quarter, reflecting a 10% growth rate over the prior year quarter. Adjusted EBITDA for the full year of 2017 was $419.2 million, compared with $431.1 million for the full year of 2016. When comparing our results to prior year, it’s important to remember that our prior year Adjusted EBITDA included Hotel EBITDA of $2.5 million and $23 million in the fourth quarter and full year periods, respectively, associated with hotels that we have sold.
During the quarter, we received $600,000 in business interruption proceeds for lost profits at our Crowne Plaza Key West hotel.

At the end of the quarter, we had total assets of $4.7 billion. We had $3.7 billion of mortgage debt with a blended average interest rate of 5.7%. At the end of the quarter, our debt was approximately 10% fixed rate and 90% floating rate. All of our debt is non-recourse, property level debt, and we have a well-laddered maturity schedule. Including the market value of our equity investment in Ashford, Inc. we ended the quarter with net working capital of $459 million. I think it's important to reinforce what Douglas mentioned earlier that this net working capital on our balance sheet currently equates to approximately $3.92 per share, or approximately 70% of our current share price.

As of December 31, 2017, our portfolio consisted of 120 hotels with 25,031 net rooms.

Our share count currently stands at 117.0 million fully diluted shares outstanding, which is comprised of 97.4 million shares of common stock and 19.6 million OP units.

With regards to dividends, the Board of Directors declared a fourth quarter 2017 cash dividend of $0.12 per share, or $0.48 on an annualized basis. Based on yesterday's stock price, this represents a 8.6% dividend yield, one of the highest in the hotel REIT space.

The Board also approved the Company's dividend policy for 2018.  The Company expects to pay a quarterly cash dividend of $0.12 per share for 2018, or $0.48 per share on an annualized basis.  The Board will continue to review its dividend policy on a quarter-to-quarter basis.  The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.

On the capital markets front, during the quarter, we completed an underwritten public offering of 5.4 million shares of our 7.50% Series I Cumulative Preferred Stock at $25.00 per share. Dividends on the Preferred Stock will accrue at a rate of 7.50% per year on the liquidation preference of $25.00 per share. Additionally, during the quarter, we completed the redemption of 5,514,960 shares of our 8.45% Series D Cumulative Preferred Stock.

Also, during the quarter, we refinanced two mortgage loans. The first was a mortgage loan with an existing outstanding balance totaling approximately $95 million secured by the Hilton Boston Back Bay hotel. The new non-recourse loan totals $97 million and has a five-year term. The loan is interest only and provides for a floating interest rate of LIBOR + 2.00%. This refinancing is expected to result in annual interest and principal payments savings of approximately $2.8 million. The second was a mortgage loan with an existing outstanding balance totaling $413 million secured by seventeen hotels. The new non-recourse loan totals $427 million and has a two-year initial term with five one-year extension options subject to the satisfaction of certain conditions. The loan is interest only, provides for a floating interest rate of LIBOR + 3.00%, and contains flexible release provisions for the potential sale of assets. This refinancing is expected to result in annual interest payments savings of approximately $9.8 million.

Subsequent to the end of the quarter, we refinanced a third mortgage loan with an existing outstanding balance totaling approximately $377 million secured by eight hotels. The new loan totals $395 million and has a two-year initial term with five one-year extension options subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.92%. When we originally closed this financing, the spread was LIBOR + 3.00%, but after pricing the securitization of the loan, we benefitted as our spread dropped to LIBOR + 2.92%. This financing is expected to result in annual interest payments savings of approximately $6.8 million.

After these refinancings including those subsequent to the quarter end, our next hard debt maturity is in February of 2019. The debt capital markets continue to be very attractive and going forward into 2018, our goal is to continue to be opportunistic in accessing the debt markets to refinance a significant portion of our debt to improve our liquidity, extend our maturities and lower our cost of capital. As is typical when short-term interest rates are going up, we have seen loan spreads compress considerably over the past 12-18 months. So while LIBOR has been increasing the overall cost of debt has been decreasing. This occurrence is very common in cycles, and our use of floating rate debt allows us the flexibility to capitalize on it by refinancing loans to lower our cost of debt with little to no prepayment penalties.

This concludes our financial review and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Our portfolio grew RevPAR 3.9% during the fourth quarter of 2017. Those hotels not under renovation grew RevPAR by 5.8% during the fourth quarter. These RevPAR growth rates surpassed that of the upper upscale chain scale nationally by 70 and 260 basis points, respectively. For the full year 2017, RevPAR for those hotels not under renovation grew 2.4%. Hotel EBITDA flow-through for the entire portfolio for the fourth quarter was 60%. Holidays had a positive impact this quarter, with Rosh Hashanah and Yom Kippur shifting into September in 2017, compared with October in 2016.

We are continuously identifying opportunities to create value throughout the portfolio. I would like to take this opportunity to highlight how we add value to our portfolio through capital investments, both large and small.

In 2017, we completed, and hopefully stand to benefit from in 2018, the following major capital expenditure initiatives: guestrooms renovations at Courtyard Basking Ridge, Courtyard Tipton Lakes, Hilton Garden Inn Wisconsin Dells, Marriott Crystal Gateway, Marriott Suites Dallas Market Center, and Marriott Omaha; public space renovations at Hyatt Regency Savannah and Marriott DFW Airport; and guestrooms and public space renovations at Hampton Inn Parsippany, Homewood Suites Pittsburgh, Le Pavillon, Residence Inn Lake Buena Vista, Residence Inn Stillwater, and Residence Inn Tampa. Currently, we have 7 full-service hotels undergoing extensive renovations. Marriott Research Triangle Park, Le Meridien Chambers Minneapolis, and Sheraton Anchorage are all undergoing guestroom renovations-the latter two are also undergoing public space renovations-that began in 2017 and are scheduled to be completed this month. Embassy Suites Santa Clara and Westin Princeton are undergoing guestroom renovations while Embassy Suites Walnut Creek has a public space renovation all of which are set to be completed during the second quarter. Currently, one of our largest projects is the guestrooms, suites, and concierge lounge renovation taking place at the Ritz Carlton Atlanta. We expect this renovation to complete in early fourth quarter 2018. We look forward to the completed work at these properties and the positive impact we expect this will have on the portfolio going forward.

I also wanted to provide a quick update on progress on the Renaissance Nashville renovation in conjunction with the Nashville Convention Center redevelopment. The first phase of the redevelopment is winding down, which will return the grand ballroom, junior ballroom and a stunning new conference center lobby back to the hotel in early April. Upon completion of that new meeting space, we will continue to have approximately 13,000 square feet of meeting space in the Nashville Convention Center under renovation until early 2019 as well as 14,000 square feet of meeting space in the main hotel tower under renovation from May through November of 2018 in conjunction with the upcoming lobby renovation. Despite the disruption from the meeting space transformation, the property has continued to achieve positive results, which we attribute to our strong partnership with Marriott. During the fourth quarter, RevPAR grew 4.8% and Hotel EBITDA flow-through was 69%. We look forward to the completion of this transformational change to Nashville’s downtown with the addition of a new office tower, residential, retail, and museum - all adjacent demand generators and sharing the same city block with our Renaissance Nashville.

During 2018, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $165-$185 million in capital expenditures during the year which is lower than our 2017 spend of approximately $222 million. Capex will primarily be comprised of guestrooms renovations at the Hyatt Regency Coral Gables, Westin Princeton, Ritz-Carlton Atlanta, and the Hotel Indigo Atlanta. In addition to these guestrooms renovations, we will complete a comprehensive lobby and restaurant repositioning at the Renaissance Nashville. As you can see we have been very active recently in refreshing our high quality hotels.

In addition to major renovations and repositionings, we also focus on finding opportunities and projects where smaller expenditures can quickly add value to our portfolio and have a significant effect on growing Hotel EBITDA. For instance, we constantly strive to reduce energy consumption and our portfolio’s carbon footprint. One example of this is reducing water consumption through more efficient shower heads and sink faucet aerators. In 2017, across 25 hotels, we spent $300,000 on aerators and shower heads, which are estimated to save us $280,000 each year, or essentially a one-year payback. Another way in which we have added value to our portfolio is through our energy hedging strategies. We take an active approach, analyzing data by market and by hotel to determine the appropriate service provider as well as contract length. For energy contracts signed in 2017, which represented only a portion of all energy contracts for the portfolio, we expect to realize an estimated annual savings of at least $700,000, which flows almost entirely to Hotel EBITDA.

Another important topic is the wage pressures facing our industry. Recently, we have seen significant impact with minimum wage increases in California and Portland. These increases not only impact associates who receive the minimum wage increase but also may impact wages for more experienced workers and supervisors by necessitating increases in order to maintain the appropriate spreads between entry level and experienced rates. In addition to minimum wage increases, two of our New Jersey hotels - Marriott Bridgewater and Courtyard Basking Ridge - have had to make wage and service charge distribution changes this year in order to stay competitive. These hotels also increased medical benefits at the beginning of the fourth quarter in 2017. Despite the wage pressures, we have had success maintaining margins. Hotel EBITDA flow-through at the Courtyard Basking Ridge was 60% during the fourth quarter.

While rooms expenses, of which labor makes up a significant portion, increased 14.1%, rooms department profit managed to increase by $72,000, or 3.2%. A similar story played out at the Marriott Bridgewater: Hotel EBITDA flow-through for the quarter was 68% and rooms department profit actually increased by $176,000, or 5.0%.

Overall, with respect to our asset management opportunities, we remain diligent in continuing to mine for value in our existing assets on the revenue and cost side. We are tenacious in this effort and look forward to providing future updates.

That concludes our prepared remarks and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call. We look forward to speaking with you again next quarter.